UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2007

PetroHunter Energy Corporation
(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO          80202
 (Address of principal executive offices)                                                                                                                (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                 Entry Into A Material Definitive Agreement.
On October 18, 2007, PetroHunter Energy Corporation (“PetroHunter”) entered into a First Amendment to Acquisition and Consulting Agreement (“First Amendment”) with MAB Resources LLC (“MAB”), which significantly changed several of the provisions of the Acquisition and Consulting Agreement between the parties dated effective January 1, 2007.  Marc A. Bruner, who had an approximate 43% beneficial ownership interest in PetroHunter as of September 30, 2007, is the controlling owner of MAB.

Under the original agreement, MAB relinquished and assigned to PetroHunter all of MAB’s 50% working interest in ten separate projects covering approximately 220,000 net acres of oil and gas properties in Colorado, Utah and Montana, and approximately 7,000,000 net acres in Australia, resulting in PetroHunter owning 100% working interest in the leases covering 7.2 million net mineral acres that were previously owned 50/50.  In addition, the original agreement provided for a reduction in monthly consulting payments to MAB (from $600,000 to $25,000).

In consideration for MAB’s full relinquishment of its working interest and the carried interest, and the reduction in the monthly payment, and in connection with MAB’s ongoing consulting services, the original agreement between MAB and PetroHunter provided for the consideration to MAB set forth in the first column of the table below.  The second column sets forth the changes contained in the First Amendment.

Original Agreement	First Amendment
An increase in MAB’s previous 3% overriding royalty interest to a 5% override (the “Override”) on all the properties PetroHunter owned as of January 1, 2007, and on future acquisitions, but limited to such future acquisitions which MAB identifies and recommends to PetroHunter.  The Override continues as long as oil and gas is produced from the properties.  However, the Override (a) will not apply to or burden the Piceance II properties in any respect and (b) will be proportionately reduced to the extent it causes PetroHunter’s net revenue interest to be less than 75%.
Elimination of the Override as to any leases within the states of Montana or Utah.
The issuance of 50 million shares of PetroHunter common stock to MAB and the right and opportunity to receive up to an additional 50 million shares (the “Additional Shares”) if certain proved reserves thresholds were met by PetroHunter by January 1, 2012.

Elimination of the right to receive the Additional Shares.  PetroHunter is to issue to MAB 25 million shares of common stock (in addition to the 50 million shares that were issued under the Original Agreement).

MAB to provide consulting services for a monthly fee of $25,000.	Elimination of consulting services and the monthly fee.

This summary description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the document that is filed as an exhibit hereto.

Item 3.02	Unregistered Sales of Equity Securities

PetroHunter will issue 25,000,000 shares of its common stock to MAB in consideration for the elimination of MAB’s right to receive Additional Shares as described in Item 1.01 above.  PetroHunter relied upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as MAB is sophisticated with regard to an investment in PetroHunter’s securities.  A restrictive legend was placed on the certificate evidencing these shares.  No underwriters were used.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 17, 2007, Lori Rappucci was elected to serve as Vice President and Chief Financial Officer of the registrant.  Carmen Lotito, the previous chief financial officer, was elected to serve as Executive Vice President – Business Development.

Immediately prior to joining the registrant, Ms. Rappucci had been self-employed as a consultant, providing financial reporting and accounting services mostly to large Denver-based oil and gas companies, since July 2001.  Prior to moving to the Denver area, Ms. Rappucci held positions with oil and gas, energy and chemical companies in Houston, Texas.  Her responsibilities included SEC reporting, technical accounting and controllership.  Ms. Rappucci began her career with Arthur Andersen LLP in Philadelphia as an auditor in 1992.  She has a B.S. degree in accounting from the Pennsylvania State University and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

Item 9.01          Financial Statements and Exhibits

Regulation S-K Number	Document

10.1	First Amendment to Acquisition and Consulting Agreement between MAB Resources LLC and PetroHunter Energy Corporation dated October 18, 2007

10.2	Lori Rappucci Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
October 23, 2007	By: /s/ Charles B. Crowell Charles B. Crowell Chief Executive Officer

EXHIBIT INDEX

Regulation S-K Number	Document

10.1	First Amendment to Acquisition and Consulting Agreement between MAB Resources LLC and PetroHunter Energy Corporation dated October 18, 2007

10.2	Lori Rappucci Employment Agreement